FOR IMMEDIATE RELEASE	CONTACT: John G. Lewis XATA Corporation 952-707-5600 john.lewis@xata.com

XATA RELEASES FISCAL 2004 RESULTS

Company Reports Record Fiscal Year Sales

MINNEAPOLIS, Nov. 30, 2004—XATA Corporation (Nasdaq/SC: XATA), the leader in onboard fleet management systems for private fleet transportation, today reported net sales of $5.9 million in its fourth quarter of fiscal 2004, which ended Sept. 30, 2004, compared to $3.6 million in the fourth quarter of fiscal 2003. For the 2004 fiscal year ended Sept. 30, 2004, net sales were a record $18.9 million, compared to $11.4 million for fiscal 2003.

“We completed our fiscal 2004 with strong fourth quarter sales, the addition of many new customers for both our OpCenter® and XATANET® products, the completion of several important product initiatives and a solid balance sheet”, reported Craig Fawcett, XATA president and chief executive officer.

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $439,000, or $0.07 per share on a basic and diluted basis, for the fourth fiscal quarter and a net loss of $1.2 million, or $0.19 per share, for the 2004 fiscal year, versus a net loss of $548,000, or $0.08 per share on a basic and diluted basis, for the fourth fiscal quarter of 2003 and a net loss of $3.8 million, or $0.55 per share, for the 2003 fiscal year.

The current year fourth quarter net loss includes $411,000 in non-cash amortization expense of previously capitalized software development costs, versus $343,000 of amortization expense in the fourth quarter of fiscal 2003. For the 2004 fiscal year, non-cash amortization expense was $1.3 million, versus $1.4 million for fiscal 2003. As of September 30, 2004, the company had no remaining unamortized capitalized software.

“We took advantage of the additional cash generated from increased product sales to further accelerate several key product development initiatives,” continued Fawcett. “We believe these investments in new product development will enable us to provide additional value to our customers and lead to greater revenue growth in the future.”

The company highlighted the following recent accomplishments:

•	Availability of its new integrated digital cellular and satellite communications mobile platform that delivers both high-speed data download and ubiquitous coverage.

- more -

XATA Releases Fiscal 2004 Results — Page 2

•	Release of XATA MobileSynctm over-the-air software update capability, which instantly makes new features available to customers and reduces the cost of mobile software downloads, allowing fleets to easily implement additional applications.

•	Continued fulfilling orders for its program with Penske Truck Leasing Co., L.P. in which Penske offers XATANET as part of a broad, integrated web-based fleet management solution. By end of 2004, over 1,000 systems will have been sold to Penske lease customers throughout North America.

•	Added several significant new customers, including Kash n’ Karry Food Stores, Core-Mark International and Demoulas Super Markets.

•	Continued fulfilling orders for its OpCenter enterprise fleet management system related to the United States Postal Service 2004 cargo van purchase.

“Fourth quarter revenue was derived from OpCenter related hardware and software sales totaling $4.6 million, software maintenance, support and services totaling $880,000, and approximately $400,000 of recognized revenue from sales of XATANET equipment and services,” reported John Lewis, XATA chief financial officer. “OpCenter related sales included sales derived from the USPS 2004 cargo van purchase totaling $2.1 million in the fourth quarter and $5.6 million for the 2004 fiscal year. Because XATANET is a subscriber-based product, revenue associated with it is recognized over the initial term of each subscription rather than fully at the time of delivery. Because of this, we expect that reported revenue growth from this product will increase gradually as the subscriber base grows.”

“Research and development expense associated with the development of new products totaled $840,000 in the fourth quarter and $2.4 million for the fiscal year,” continued Lewis. “In addition, we invested approximately $160,000 in the fourth quarter and $530,000 for the fiscal year on the enhancement of released products. The expenses associated with released products are included as a component of cost of sales. Thus, our total investment in products, including both the development of new products and the enhancement of existing products, was $1.0 million for the fourth quarter and $3.0 million for the fiscal year. Due to the acceleration of several product development initiatives, we anticipate that total expenditures for research and development in fiscal 2005 will be higher than in fiscal 2004.”

“Cost of sales as a percent of net sales decreased in the fourth quarter and 2004 fiscal year compared to the fourth quarter and 2003 year due primarily to the effect of spreading certain fixed expense items, including amortization, over a higher revenue base. Selling, general and administrative expenses increased in the fourth quarter due to additional staffing to manage revenue growth, but decreased as a percentage of sales due to continued efforts to control operating expenses.”

- more -

XATA Releases Fiscal 2004 Results — Page 3

Total deferred revenue increased to $4.2 million on Sept. 30, 2004 from $1.7 million on Sept. 30, 2003. The higher deferred revenue at the end of fiscal 2004 is a result of increasing XATANET unit shipments as well as strong OpCenter software service contract billings. Deferred revenue contributes to current period cash flow but does not contribute to current period net sales.

“We are pleased with the progress made in our fiscal 2004, and will continue to focus on execution, controlling expenses, and strategically investing to further improve our long-term growth potential,” concluded Fawcett.

About XATA
 A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 30,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

- more -

XATA Releases Fiscal 2004 Results — Page 4

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Month Period Ended		Fiscal Year Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2004	2003	2004	2003
Net sales	$5,853	$3,572	$18,932	$11,350
Cost of sales	3,932	2,623	12,599	8,532
Selling, general and administrative	1,521	1,036	5,061	4,665
Research and development	840	433	2,428	1,878

Total costs and expenses	6,293	4,092	20,088	15,075

Loss from operations	(440)	(520)	(1,156)	(3,725)
Interest and other expense, net	1	(28)	(35)	(59)

Loss before income taxes	(439)	(548)	(1,191)	(3,784)
Income tax expense	—	—	—	—

Net loss	(439)	(548)	(1,191)	(3,784)

Preferred stock dividends and deemed dividends	(43)	—	(866)	—

Net loss to common shareholders	$(482)	$(548)	$(2,057)	$(3,784)

Net loss per common share — basic and diluted
Net loss	$(0.07)	$(0.08)	$(0.19)	$(0.55)
Loss to common shareholders	$(0.07)	$(0.08)	$(0.29)	$(0.55)

Weighted average common and common share equivalents
Basic & Diluted	7,082	6,938	7,022	6,934

- more -

XATA Releases Fiscal 2004 Results — Page 5

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	Sept. 30,	Sept. 30,
	2004	2003
Current assets
Cash and cash equivalents	$5,322	$608
Accounts receivable, net	5,501	3,539
Inventories	1,067	943
Deferred product costs	511	269
Prepaid expenses	232	124

Total current assets	12,633	5,483

Equipment and leasehold improvements, net	456	419
Capitalized software development costs, net	—	1,319
Deferred product costs, non-current	303	36

Total assets	$13,392	$7,257

Current liabilities
Bank line of credit	$518	$792
Current maturities of long-term debt	231	176
Accounts payable	1,734	1,462
Accrued liabilities	1,593	796
Deferred revenue	2,658	1,525

Total current liabilities	6,734	4,751

Long-term debt	20	251
Deferred revenue, non-current	1,502	221

Total liabilities	8,256	5,223

Shareholders’ equity
Preferred stock	3,923	—
Common stock	19,073	17,837
Accumulated deficit	(17,860)	(15,803)

Total shareholders’ equity	5,136	2,034

Total liabilities and shareholders’ equity	$13,392	$7,257

###